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                                                             EXHIBIT 11.1


                            EARTHLINK NETWORK, INC.

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                               THREE MONTHS ENDED
                                             ------------------------
                                             MARCH 31,      MARCH 31,
                                               1996           1997
                                             ---------      ---------
Net loss.................................    $  (4,869)      $ (8,379)
                                             ---------      ---------

Weighted average shares outstanding
  pursuant to SAB 83.....................        5,521

Weighted average shares outstanding
  pursuant to APB 15.....................                       9,094

   Purchase of shares of Common
    Stock below the expected IPO
    price during fiscal 1996.............           19             -

   Assumed exchange of warrants
    for Common Stock.....................          235             -

   Assumed exchange of options
    for Common Stock.....................          363             -
                                             ---------      ---------


Weighted average shares outstanding......        6,138          9,094
                                             ---------      ---------
                                             ---------      ---------

Net loss per share.......................    $   (0.79)     $   (0.92)
                                             ---------      ---------
                                             ---------      ---------